SPICER JEFFRIES LLP Certified Public Accountants

4601 DTC BLVD, SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959 FAX:

(303) 753-0338 www.spicerjeffries.com

August 29, 2024

U.S Securities and Exchange Commission

Division of Trading and Markets, Mail Stop 7010

100 F Street, NE

Washington DC 20549

(202) 551-6551

Re: Notice Pursuant to SEC Rule

To Whom it May Concern

We have read the statements made by USCF ETF Trust (the “Trust”) in its shareholder reports filed as part of Form N-CSR and are in agreement with the statements contained in the notes to the financial statements of the Trust as of June 30, 2024.

The reports of Spicer Jeffries LLP on the consolidated statements of changes in net assets for the years/periods ended June 30, 2003 and consolidated financial highlights for the years/periods ended June 30, 2023, 2022, 2021 and 2020 of the series of the Trust, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years/periods ended June 30, 2023, 2022, 2021 and 2020, and during the subsequent interim period through September 20, 2023: (i) there were no disagreements between the registrant and Spicer Jeffries LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Spicer Jeffries LLP, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Very truly yours,

Spicer Jeffries LLP

Denver, Colorado